Exhibit 4.105
ADDENDUM No 1
to the
Memorandum of Agreement dated 9th September, 2015 as ("the MOA")
between
THELMA SHIPPING COMPANY LIMITED of Malta (the "Sellers") and
Dryships Inc. (as "Sellers' Guarantor")
and
MAGENTA OWNING COMPANY LIMITED of Marshall Islands (the
"Buyers") and
TMS BULKERS Ltd. (as "Buyers' Guarantor"),
 collectively "the Parties"
For
M.V. MANASOTA
 (the "Vessel")
1)	This Addendum No. 1 dated 29th September 2015 is supplemental to the MOA governing the sale and purchase of the Vessel and shall form an integral part thereof. Unless otherwise defined herein, the terms, words and expressions used in this Addendum No. 1 shall have the same meaning ascribed to them under the MOA.
2)	The Parties hereby agree as follows:
a.	THAT Clause 5 b) of the MOA (lines 60 and 61) shall be amended so as to read as follows:
Expected time of delivery: 9th September, 2015 – 2nd October, 2015, in Sellers' option.
Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 2nd October, 2015 in Buyers' option

All other terms and conditions of the MOA, including the performance guarantees by both the Sellers' Guarantor and the Buyers' Guarantor, shall remain in full force and effect.
Clause 16 (Arbitration) of the MOA shall apply, mutatis mutandis, to this Addendum No. 1.
This 29th day of September, 2015

For and on behalf of the Sellers		For and on behalf of the Buyers

THELMA SHIPPING COMPANY LIMITED		MAGENTA OWNING COMPANY LIMIT I E,D

By:	/s/ Elpiniki Fotiou	By:	/s/ Geoffroy Gunet
Name: Elpiniki Fotiou Title: Attorney-in-fact		Name: Geoffroy Gunet Title: Attorney-in-fact

For and on behalf of the Sellers' Guarantor		For and on behalf of the Buyers' Guarantor

DRYSHIPS INC.		TMS BULKERS LTD.

By:	/s/ Elpiniki Fotiou	By:	/s/ Geoffroy Gunet
Name: Elpiniki Fotiou Title: Senior Vice President, Head of Accounting & Reporting		Name: Geoffroy Gunet Title: Attorney-in-fact